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                    May 11, 2020

       Jianmin Zhang
       Chief Executive Officer
       Fovea Jewelry Holdings Ltd.
       30 N. Gould Street, Suite 2984
       Sheridan, Wyoming 82801

                                                        Re: Fovea Jewelry
Holdings Ltd.
                                                            Registration
Statement on Form 10-12G
                                                            Filed March 23,
2020
                                                            File No. 000-56156

       Dear Mr. Zhang:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services